Exhibit 99

1016 Civic Center Drive NW • Rochester, MN 55901 • Phone (507) 535-1200 • Fax (507) 535-1301
NEWS RELEASE	CONTACT:	Bradley Krehbiel Chief Executive Officer, President HMN Financial, Inc. (507) 252-7169 FOR IMMEDIATE RELEASE

HMN FINANCIAL, INC. ANNOUNCES THIRD QUARTER RESULTS

Third Quarter Summary

●	Net income of $3.1 million, up $1.0 million, compared to $2.1 million in third quarter of 2019
●	Diluted earnings per share of $0.67, up $0.22, compared to $0.45 in third quarter of 2019
●	Gain on sales of loans of $3.0 million, up $2.2 million from $0.8 million in third quarter of 2019
●	Provision for loan losses of $0.8 million, up $1.2 million from ($0.4) million in third quarter of 2019
●	Net interest margin of 3.40%, down 57 basis points, compared to 3.97% in third quarter of 2019

Year to Date Summary

●	Net income of $7.2 million, up $0.6 million, compared to $6.6 million in first nine months of 2019
●	Diluted earnings per share of $1.54, up $0.13, compared to $1.41 in first nine months of 2019
●	Gain on sales of loans of $6.5 million, up $4.7 million from $1.8 million in first nine months of 2019
●	Provision for loan losses of $1.5 million, up $3.0 million from ($1.5) million in first nine months of 2019
●	Net interest margin of 3.57%, down 57 basis points, compared to 4.14% in first nine months of 2019

Net Income Summary

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in thousands, except per share amounts)	2020	2019	2020	2019
Net income	$3,101	2,076	$7,177	6,557
Diluted earnings per share	0.67	0.45	1.54	1.41
Return on average assets (annualized)	1.39%	1.11%	1.15%	1.20%
Return on average equity (annualized)	12.50%	9.10%	9.98%	9.97%
Book value per share	$20.91	18.83	$20.91	18.83

ROCHESTER, MINNESOTA, October 19, 2020 - HMN Financial, Inc. (HMN or the Company) (Nasdaq:HMNF), the $898 million holding company for Home Federal Savings Bank (the Bank), today reported net income of $3.1 million for the third quarter of 2020, an increase of $1.0 million, compared to net income of $2.1 million for the third quarter of 2019. Diluted earnings per share for the third quarter of 2020 was $0.67, an increase of $0.22 per share, compared to diluted earnings per share of $0.45 for the third quarter of 2019. The increase in net income was primarily because of a $2.2 million increase in the gain on sales of mortgage loans between the periods. The increase in the gain on sales of mortgage loans was due primarily to the increase in mortgage loan refinance activity in the current period as a result of the lower interest rate environment between the periods. Net interest income increased $0.2 million primarily because of a decrease in interest expense between the periods. These increases in net income were partially offset by a $1.2 million increase in the provision for loan losses between the periods. The provision for loan losses increased primarily because of the changes in the economic environment related to the disruption in business activity as a result of the COVID-19 pandemic. Income tax expense also increased $0.3 million as a result of the increased pre-tax income between the periods.

President’s Statement

“The COVID-19 pandemic and the related social distancing mandates continued to have a significant impact on the Company in the third quarter of 2020,” said Bradley Krehbiel, President and Chief Executive Officer of HMN. “The economic effects of the pandemic resulted in the recording of additional provisions for loan losses in the third quarter as we continue to analyze the impact of the pandemic on our borrowers. The increased provision for loan losses combined with the net interest margin compression we are experiencing, as a result of the historic low interest rate environment, continue to have a negative impact on the Company’s earnings. Despite these challenges, we are pleased to report the increases in net income for both the quarter and the first nine months of 2020, due in large part to the increased mortgage loan origination activity and the related gain on sales of loans.”

Third Quarter Results

Net Interest Income

Net interest income was $7.3 million for the third quarter of 2020, an increase of $0.2 million, or 2.8%, from $7.1 million for the third quarter of 2019. Interest income was $7.9 million for the third quarter of 2020, a decrease of $0.1 million, or 0.6%, from $8.0 million for the third quarter of 2019. Interest income decreased despite the $143.4 million increase in the average interest-earning assets between the periods primarily because of the decrease in the average yield earned on interest-earning assets. The average yield earned on interest-earning assets was 3.71% for the third quarter of 2020, a decrease of 76 basis points from 4.47% for the third quarter of 2019. The decrease in the average yield is primarily related to the decrease in the average prime rate between the periods.

Interest expense was $0.7 million for the third quarter of 2020, a decrease of $0.2 million, or 27.6%, from $0.9 million for the third quarter of 2019. Interest expense decreased despite the $133.7 million increase in the average interest-bearing liabilities and non-interest bearing deposits between the periods primarily because of the decrease in the average interest rate paid on deposits. The average interest rate paid on interest-bearing liabilities and non-interest bearing deposits was 0.34% for the third quarter of 2020, a decrease of 22 basis points from 0.56% for the third quarter of 2019. The decrease in the interest paid on interest-bearing liabilities was primarily because of the decrease in the average federal funds rate between the periods. Net interest margin (net interest income divided by average interest-earning assets) for the third quarter of 2020 was 3.40%, a decrease of 57 basis points, compared to 3.97% for the third quarter of 2019. The decrease in the net interest margin is primarily related to the decrease in the average yield earned on interest-earning assets as a result of the prime rate decreases that occurred between the periods.

A summary of the Company’s net interest margin for the three and nine month periods ended September 30, 2020 and 2019 is as follows:

	For the three month period ended
	September 30, 2020			September 30, 2019
(Dollars in thousands)	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate
Interest-earning assets:
Securities available for sale	$103,132	434	1.67%	$80,286	365	1.80%
Loans held for sale	9,309	65	2.76	3,557	43	4.72
Single family loans, net	134,460	1,325	3.92	115,844	1,236	4.23
Commercial loans, net	474,325	5,390	4.52	398,674	5,229	5.20
Consumer loans, net	60,473	709	4.66	73,788	920	4.95
Other	71,180	26	0.15	37,355	205	2.18
Total interest-earning assets	852,879	7,949	3.71	709,504	7,998	4.47

Interest-bearing liabilities and non-interest-bearing deposits:
Checking accounts	129,276	41	0.13	93,024	23	0.10
Savings accounts	93,022	17	0.07	80,269	16	0.08
Money market accounts	221,991	190	0.34	173,606	303	0.69
Certificates	111,847	408	1.45	127,888	564	1.75
Total interest-bearing liabilities	556,136			474,787
Non-interest checking	219,512			166,972
Other non-interest bearing deposits	2,218			2,415
Total interest-bearing liabilities and non-interest-bearing deposits	$777,866	656	0.34	$644,174	906	0.56
Net interest income		$7,293			$7,092
Net interest rate spread			3.37%			3.91%
Net interest margin			3.40%			3.97%

	For the nine month period ended
	September 30, 2020			September 30, 2019
(Dollars in thousands)	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate
Interest-earning assets:
Securities available for sale	$100,889	1,371	1.81%	$79,163	1,051	1.77%
Loans held for sale	6,942	156	2.99	2,417	82	4.51
Mortgage loans, net	130,441	3,907	4.00	115,162	3,744	4.35
Commercial loans, net	446,580	15,781	4.72	402,469	15,966	5.30
Consumer loans, net	64,570	2,312	4.78	73,384	2,805	5.11
Other	51,030	149	0.39	24,886	381	2.05
Total interest-earning assets	800,452	23,676	3.95	697,481	24,029	4.60

Interest-bearing liabilities and non-interest-bearing deposits:
Checking accounts	115,110	102	0.12	95,748	73	0.10
Savings accounts	87,587	48	0.07	79,599	47	0.08
Money market accounts	205,868	684	0.44	174,565	878	0.67
Certificates	118,422	1,459	1.65	120,376	1,420	1.58
Advances and other borrowings	0	0	0.00	384	7	2.54
Total interest-bearing liabilities	526,987			470,672
Non-interest checking	200,965			159,820
Other non-interest bearing deposits	2,384			2,030
Total interest-bearing liabilities and non-interest- bearing deposits	$730,336	2,293	0.42	$632,522	2,425	0.51
Net interest income		$21,383			$21,604
Net interest rate spread			3.53%			4.09%
Net interest margin			3.57%			4.14%

Provision for Loan Losses

The provision for loan losses was $0.8 million for the third quarter of 2020, an increase of $1.2 million from the ($0.4) million provision for loan losses for the third quarter of 2019. The provision for loan losses increased between the periods primarily because of the changes in the economic environment related to the disruption in business activity as a result of the COVID-19 pandemic. The amount of the increase in the allowance for loan losses related to the economic environment is based, in part, on the amount of loans to borrowers that continued to have their loan payments deferred because of the impact of the pandemic. At September 30, 2020 the Bank had $82.0 million of loans to borrowers who had their loan payments deferred for up to six months compared to $119.1 million of loans to borrowers who had their payments deferred at June 30, 2020.

A summary of deferred loans at September 30, 2020 and June 30, 2020 by industry or collateral type is as follows:

(Dollars in thousands)	Balance September 30, 2020	Balance June 30, 2020
Commercial real estate loans by industry:
Hotels (1)	$54,660	54,660
Retail/Office	7,127	20,322
Theaters	11,269	11,269
Multi-family	0	11,195
Single family	0	4,675
Restaurant/Bar	2,876	4,477
Other	5,747	9,449
Total commercial loans	81,679	116,047

Consumer loans by collateral type:
Single family	366	2,955
Other	0	77
Total consumer loans	366	3,032
Total deferred loans	$82,045	119,079

(1)

Approximately $38.5 million of the hotel properties are located in Minnesota with approximately $21.3 million located in Rochester, Minnesota, $13.8 million in the Minneapolis/St. Paul, Minnesota metro area, and $3.4 million in St. Cloud, Minnesota.

All of the borrowers whose loan deferral period ended during the third quarter of 2020 had resumed making their normal payments and none of the loans removed from the deferral list were classified as non-performing as of September 30, 2020. The initial deferral period for all remaining deferred loans at September 30, 2020 is scheduled to end in the fourth quarter of 2020. The commercial credit area continues to communicate regularly with the borrowers that have had their loan payments deferred and monitors their activity closely. This information is used to analyze the performance of these credits and to help anticipate any potential issues that these credits may have when their initial deferral period ends. It is anticipated that some of the remaining borrowers with deferred loan payments will be in a position to resume making their regular loan payments, while other borrowers, particularly in the hospitality and restaurant industries, may need to have their loan terms modified for a period of time until their operations recover more fully from the impacts of the pandemic.

The allowance for loan losses is made up of general reserves on the entire loan portfolio and specific reserves on impaired loans. The general reserve amount includes quantitative reserves based on our past loan loss history and qualitative reserves for other items determined to have a potential impact on future loan losses. The general reserves increased during the quarter as a result of an increase in the qualitative allowance for loan losses because of the current economic environment related to the disruption in business activity as a result of the COVID-19 pandemic and an increase in the reserves related to an analysis of the Bank’s charged off loan history. Total non-performing assets were $3.0 million at September 30, 2020, a decrease of $0.2 million, or 6.3%, from $3.2 million at June 30, 2020. Non-performing loans increased $0.1 million and foreclosed and repossessed assets decreased $0.3 million during the third quarter of 2020.

A reconciliation of the Company’s allowance for loan losses for the quarters ended September 30, 2020 and 2019 is summarized as follows:

(Dollars in thousands)	2020	2019
Balance at June 30,	$8,649	8,624
Provision	770	(420)
Charge offs:
Single family	0	(2)
Consumer	(29)	(46)
Commercial business	(8)	0
Recoveries	150	39
Balance at September 30,	$9,532	8,195

Allocated to:
General allowance	$9,416	7,528
Specific allowance	116	667
	$9,532	8,195

The following table summarizes the amounts and categories of non-performing assets in the Bank’s portfolio and loan delinquency information as of the end of the two most recently completed quarters and December 31, 2019.

	September 30,	June 30,	December 31,
(Dollars in thousands)	2020	2020	2019
Non-Performing Loans:
Single family	$352	$390	$617
Commercial real estate	1,537	1,579	184
Consumer	641	475	659
Commercial business	11	27	621
Total	2,541	2,471	2,081

Foreclosed and Repossessed Assets:
Single family	0	269	166
Commercial real estate	414	414	414
Total non-performing assets	$2,955	$3,154	$2,661
Total as a percentage of total assets	0.33%	0.37%	0.34%
Total non-performing loans	$2,541	$2,471	$2,081
Total as a percentage of total loans receivable, net	0.38%	0.37%	0.35%
Allowance for loan losses to non-performing loans	375.19%	349.92%	411.45%

Delinquency Data:
Delinquencies (1)
30+ days	$995	$775	$1,167
90+ days	0	0	0
Delinquencies as a percentage of loan portfolio (1)
30+ days	0.14%	0.11%	0.19%
90+ days	0.00%	0.00%	0.00%

(1) Excludes non-accrual loans.

Non-Interest Income and Expense

Non-interest income was $4.4 million for the third quarter of 2020, an increase of $2.2 million, or 97.4%, from $2.2 million for the third quarter of 2019. Gain on sales of loans increased $2.2 million between the periods primarily because of an increase in single family loan originations and sales. Other non-interest income increased $0.1 million due primarily to an increase in the fees earned on the sale of uninsured investment products between the periods. Loan servicing fees increased slightly between the periods due to an increase in the aggregate balances of single family mortgage loans that were being serviced for others. These increases in the non-interest income were partially offset by a decrease of $0.1 million in fees and service charges earned between the periods due primarily to a decrease in the overdraft fees collected.

Non-interest expense was $6.6 million for the third quarter of 2020, a decrease of $0.1 million, or 2.2%, from $6.7 million for the third quarter of 2019. Professional services expense decreased $0.2 million between the periods primarily because of a decrease in legal expenses relating to an ongoing bankruptcy litigation claim. Occupancy and equipment expense decreased slightly between the periods due to a decrease in depreciation and non-capitalized equipment costs. Other non-interest expense decreased slightly due primarily to an increase in the gains recognized on the sale of other real estate owned between the periods. These decreases in non-interest expense were partially offset by a $0.1 million increase in compensation and benefits expense related to the increased mortgage loan production between the periods. Data processing costs increased slightly between the periods due to an increase in internet and mobile banking expenses.

Income tax expense was $1.2 million for the third quarter of 2020, an increase of $0.3 million from $0.9 million for the third quarter of 2019. The increase in income tax expense between the periods is primarily the result of an increase in pre-tax income.

Return on Assets and Equity

Return on average assets (annualized) for the third quarter of 2020 was 1.39%, compared to 1.11% for the third quarter of 2019. Return on average equity (annualized) was 12.50% for the third quarter of 2020, compared to 9.10% for the same period in 2019. Book value per common share at September 30, 2020 was $20.91, compared to $18.83 at September 30, 2019.

Nine Month Period Results

Net Income

Net income was $7.2 million for the nine month period ended September 30, 2020, an increase of $0.6 million, or 9.5%, compared to net income of $6.6 million for the nine month period ended September 30, 2019. Diluted earnings per share for the nine month period ended September 30, 2020 was $1.54, an increase of $0.13 per share, compared to diluted earnings per share of $1.41 for the same period in 2019. The increase in net income was primarily because of a $4.7 million increase in the gain on sales of mortgage loans between the periods. The increase in the gain on sales of mortgage loans was due primarily to the increase in mortgage loan refinance activity in the current period as a result of the lower interest rate environment between the periods. This increase in net income was partially offset by a $3.0 million increase in the provision for loan losses between the periods. The provision for loan losses increased primarily because of the changes in the economic environment related to the disruption in business activity as a result of the COVID-19 pandemic and also because of the decrease in the net recoveries received in the current period when compared to the same period of 2019. Non-interest expenses increased $0.5 million due primarily to an increase in compensation expense between the periods. Net interest income decreased $0.2 million primarily because of a decrease in the yield earned on interest earning assets due to the decrease in the average prime rate between the periods. Income tax expense also increased $0.2 million as a result of the increased pre-tax income between the periods.

Net Interest Income

Net interest income was $21.4 million for the first nine months of 2020, a decrease of $0.2 million, or 1.0%, from $21.6 million for the same period in 2019. Interest income was $23.7 million for the nine month period ended September 30, 2020, a decrease of $0.3 million, or 1.5%, from $24.0 million for the same nine month period in 2019. Interest income decreased despite the $103.0 million increase in the average interest-earning assets between the periods primarily because of the decrease in the average yield earned on interest-earning assets. The average yield earned on interest-earning assets was 3.95% for the first nine months of 2020, a decrease of 65 basis points from 4.60% for the first nine months of 2019. The decrease in the average yield is primarily related to the decrease in the average prime rate between the periods.

Interest expense was $2.3 million for the first nine months of 2020, a decrease of $0.1 million, or 5.4%, compared to $2.4 million in the first nine months of 2019. Interest expense decreased despite the $97.8 million increase in the average interest-bearing liabilities and non-interest bearing deposits between the periods primarily because of the decrease in the average interest rate paid on deposits. The average interest rate paid on interest-bearing liabilities and non-interest bearing deposits was 0.42% for the first nine months of 2020, a decrease of 9 basis points from 0.51% for the first nine months of 2019. The decrease in the interest paid on interest-bearing liabilities was primarily because of the decrease in the average federal funds rate between the periods. Net interest margin (net interest income divided by average interest-earning assets) for the first nine months of 2020 was 3.57%, a decrease of 57 basis points, compared to 4.14% for the first nine months of 2019. The decrease in the net interest margin is primarily related to the decrease in the average yield earned on interest-earning assets as a result of the prime rate decreases that occurred between the periods.

Provision for Loan Losses

The provision for loan losses was $1.5 million for the first nine months of 2020, an increase of $3.0 million compared to the ($1.5) million provision for loan losses for the first nine months of 2019. The provision for loan losses increased between the periods primarily because of the changes in the economic environment related to the disruption in business activity as a result of the COVID-19 pandemic and also because of the decrease in the net recoveries received in the current period when compared to the same period of 2019. The amount of the increase in the allowance for loan losses related to the economic environment was based, in part, on the amount of loans to borrowers that continued to have their loan payments deferred because of the impact of the pandemic. At September 30, 2020 the Bank had $82.0 million of loans to borrowers who had their loan payments deferred for up to six months compared to $119.1 million at June 30, 2020.

All of the borrowers whose loan deferral period ended during the third quarter of 2020 had resumed making their normal payments and none of the loans removed from the deferral list were classified as non-performing as of September 30, 2020. The initial deferral period for all remaining deferred loans at September 30, 2020 is scheduled to end in the fourth quarter of 2020. The commercial credit area continues to communicate regularly with the borrowers that have had their loan payments deferred and monitors their activity closely. This information is used to analyze the performance of these credits and to help anticipate any potential issues that these credits may have when their initial deferral period ends. It is anticipated that some of the remaining borrowers with deferred loan payments will be in a position to resume making their regular loan payments, while other borrowers, particularly in the hospitality and restaurant industries, may need to have their loan terms modified for a period of time until their operations recover more fully from the impacts of the pandemic.

The allowance for loan losses is made up of general reserves on the entire loan portfolio and specific reserves on impaired loans. The general reserve amount includes quantitative reserves based on our past loan loss history and qualitative reserves for other items determined to have a potential impact on future loan losses. The general reserves increased during the period as a result of an increase in our qualitative allowance for loan losses because of the current economic environment related to the disruption in business activity as a result of the Covid-19 pandemic and an increase in our reserves related to an analysis of the Bank’s charged off loan history. Total non-performing assets were $3.0 million at September 30, 2020, an increase of $0.3 million, or 11.0%, from $2.7 million at December 31, 2019. Non-performing loans increased $0.5 million and foreclosed and repossessed assets decreased $0.2 million during the first nine months of 2020.

A reconciliation of the allowance for loan losses for the nine month periods ended September 30, 2020 and 2019 is summarized as follows:

(Dollars in thousands)	2020	2019
Balance at January 1,	$8,564	8,686
Provision	1,548	(1,452)
Charge offs:
Single family	0	(2)
Consumer	(74)	(92)
Commercial real estate	(730)	0
Commercial business	(8)	(869)
Recoveries	232	1,924
Balance at September 30,	$9,532	8,195

Non-Interest Income and Expense

Non-interest income was $10.5 million for the first nine months of 2020, an increase of $4.6 million, or 76.1%, from $5.9 million for the same period of 2019. Gain on sales of loans increased $4.7 million between the periods primarily because of an increase in single family loan originations and sales. Loan servicing fees increased slightly between the periods due to an increase in the aggregate balances of single family mortgage loans that were being serviced for others. Other non-interest income increased slightly due primarily to an increase in the fees earned on the sale of uninsured investment products between the periods. These increases in the non-interest income were partially offset by a decrease of $0.2 million in the fees and services charges earned between the periods due primarily to a decrease in the overdraft fees collected.

Non-interest expense was $20.3 million for the first nine months of 2020, an increase of $0.5 million, or 2.5%, from $19.8 million for the same period of 2019. Compensation and benefits expense increased $0.3 million primarily related to the increased mortgage loan production between the periods. Professional services expense increased $0.1 million between the periods primarily because of an increase in legal expenses relating to an ongoing bankruptcy litigation claim.   Occupancy and equipment costs increased $0.1 million between the periods due to an increase in depreciation and non-capitalized equipment costs. Data processing costs increased slightly between the periods due to an increase in internet and mobile banking expenses. Other non-interest expense increased slightly due to an increase in mortgage loan servicing expenses caused by the increase in serviced loans that were refinanced between the periods.

Income tax expense was $2.9 million for the first nine months of 2020, an increase of $0.2 million from $2.7 million for the first nine months of 2019. The increase in income tax expense between the periods is primarily the result of an increase in pre-tax income.

Return on Assets and Equity

            Return on average assets (annualized) for the nine month period ended September 30, 2020 was 1.15%, compared to 1.20% for the same period in 2019. Return on average equity (annualized) was 9.98% for the nine month period ended September 30, 2020, compared to 9.97% for the same period in 2019.

General Information

HMN Financial, Inc. and the Bank are headquartered in Rochester, Minnesota. Home Federal Savings Bank operates twelve full service offices in Minnesota located in Albert Lea, Austin, Eagan, Kasson, La Crescent, Owatonna, Rochester (4), Spring Valley and Winona, one full service office in Marshalltown, Iowa, and one full service office in Pewaukee, Wisconsin. The Bank also operates a loan origination office located in Sartell, Minnesota.

Safe Harbor Statement

This press release may contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are often identified by such forward-looking terminology as “expect,” “intend,” “look,” “believe,” “anticipate,” “project,” “continue,” “may,” “will,” “would,” “could,” “should,” and “trend,” or similar statements or variations of such terms and include, but are not limited to, those relating to maintaining credit quality, maintaining net interest margins; the adequacy and amount of available liquidity and capital resources to the Bank; the Company’s liquidity and capital requirements; the anticipated impacts of the COVID-19 pandemic and efforts to mitigate the same on the general economy, our clients, and the allowance for loan losses; the anticipated benefits that will be realized by our clients from government assistance programs related to the COVID-19 pandemic; the amount of the Bank’s non-performing assets in future periods and the appropriateness of the allowances therefor; the payment of dividends or repurchases of stock by HMN; the amount of deposits that will be withdrawn from checking and money market accounts and how the withdrawn deposits will be replaced; the projected changes in net interest income based on rate shocks; the range that interest rates may fluctuate over the next twelve months; the net market risk of interest rate shocks; the future outlook for the issuer of the trust preferred securities held by the Bank; the anticipated results of litigation and our assessment of the impact on our financial statements; the ability of the Bank to pay dividends to HMN; the ability to remain well capitalized; the impact of new accounting pronouncements; and compliance by the Bank with regulatory standards generally (including the Bank’s status as “well-capitalized”) and other supervisory directives or requirements to which the Company or the Bank are or may become expressly subject.

A number of factors, many of which may be amplified by the COVID-19 pandemic and efforts to mitigate the same, could cause actual results to differ materially from the Company’s assumptions and expectations. These include but are not limited to the adequacy and marketability of real estate and other collateral securing loans to borrowers; federal and state regulation and enforcement; possible legislative and regulatory changes, including changes to regulatory capital rules; the ability of the Bank to comply with other applicable regulatory capital requirements; enforcement activity of the OCC and FRB in the event of our non-compliance with any applicable regulatory standard or requirement; adverse economic, business and competitive developments such as continued shrinking interest margins, reduced collateral values, deposit outflows, changes in credit or other risks posed by the Company’s loan and investment portfolios; changes in costs associated with traditional and alternate funding sources, including changes in collateral advance rates and policies of the Federal Home Loan Bank (FHLB) and the Federal Reserve Bank; technological, computer-related or operational difficulties including those from any third party cyberattack; results of litigation; reduced demand for financial services and loan products; changes in accounting policies and guidelines, or monetary and fiscal policies of the federal government or tax laws; domestic and international economic developments; the Company’s access to and adverse changes in securities markets; the market for credit related assets; the future operating results, financial condition, cash flow requirements and capital spending priorities of the Company and the Bank; the availability of internal and, as required, external sources of funding; our ability to attract and retain employees; or other significant uncertainties. Additional factors that may cause actual results to differ from the Company’s assumptions and expectations include those set forth in the Company’s most recent filing on Form 10-K and 10-Q with the Securities and Exchange Commission. All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements. For additional discussion of the risks and uncertainties applicable to the Company, see the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and Part II, Item 1A of its subsequently filed quarterly reports on Form 10-Q.

All statements in this press release, including forward-looking statements, speak only as of the date they are made, and we undertake no duty to update any of the forward-looking statements after the date of this press release.

(Three pages of selected consolidated financial information are included with this release.)

***END***

HMN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	September 30,	December 31,
(Dollars in thousands)	2020	2019
	(unaudited)
Assets
Cash and cash equivalents	$76,027	44,399
Securities available for sale:
Mortgage-backed and related securities (amortized cost $69,826 and $54,777)	71,458	54,851
Other marketable securities (amortized cost $46,874 and $52,751)	47,106	52,741
	118,564	107,592

Loans held for sale	7,225	3,606
Loans receivable, net	670,297	596,392
Accrued interest receivable	4,236	2,251
Mortgage servicing rights, net	2,880	2,172
Premises and equipment, net	10,342	10,515
Goodwill	802	802
Core deposit intangible	82	156
Prepaid expenses and other assets	6,798	8,052
Deferred tax asset, net	1,199	1,702
Total assets	$898,452	777,639

Liabilities and Stockholders’ Equity
Deposits	$787,023	673,870
Accrued interest payable	225	420
Customer escrows	1,857	2,413
Accrued expenses and other liabilities	8,204	8,288
Total liabilities	797,309	684,991
Commitments and contingencies
Stockholders’ equity:
Serial preferred stock ($.01 par value): authorized 500,000 shares; issued 0	0	0
Common stock ($.01 par value): authorized 16,000,000 shares; issued 9,128,662	91	91
Additional paid-in capital	40,393	40,365
Retained earnings, subject to certain restrictions	114,724	107,547
Accumulated other comprehensive income	1,343	46
Unearned employee stock ownership plan shares	(1,498)	(1,643)
Treasury stock, at cost 4,292,303 and 4,284,840 shares	(53,910)	(53,758)
Total stockholders’ equity	101,143	92,648
Total liabilities and stockholders’ equity	$898,452	777,639

HMN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Comprehensive Income
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in thousands, except per share data)	2020	2019	2020	2019
Interest income:
Loans receivable	$7,489	7,428	22,156	22,597
Securities available for sale:
Mortgage-backed and related	271	56	825	146
Other marketable	163	309	546	905
Other	26	205	149	381
Total interest income	7,949	7,998	23,676	24,029

Interest expense:
Deposits	656	906	2,293	2,418
Federal Home Loan Bank advances and other borrowings	0	0	0	7
Total interest expense	656	906	2,293	2,425
Net interest income	7,293	7,092	21,383	21,604
Provision for loan losses	770	(420)	1,548	(1,452)
Net interest income after provision for loan losses	6,523	7,512	19,835	23,056

Non-interest income:
Fees and service charges	753	820	2,136	2,305
Loan servicing fees	347	324	976	957
Gain on sales of loans	3,005	845	6,503	1,835
Other	291	238	846	842
Total non-interest income	4,396	2,227	10,461	5,939

Non-interest expense:
Compensation and benefits	3,916	3,849	11,762	11,496
Occupancy and equipment	1,101	1,142	3,335	3,284
Data processing	334	319	963	925
Professional services	241	428	1,175	1,081
Other	1,004	1,009	3,015	2,975
Total non-interest expense	6,596	6,747	20,250	19,761
Income before income tax expense	4,323	2,992	10,046	9,234
Income tax expense	1,222	916	2,869	2,677
Net income	3,101	2,076	7,177	6,557
Other comprehensive income (loss), net of tax	(202)	149	1,297	1,075
Comprehensive income available to common shareholders	$2,899	2,225	8,474	7,632
Basic earnings per share	$0.67	0.45	1.55	1.42
Diluted earnings per share	$0.67	0.45	1.54	1.41

HMN FINANCIAL, INC. AND SUBSIDIARIES

Selected Consolidated Financial Information

(unaudited)

	Three Months Ended		Nine Months Ended
SELECTED FINANCIAL DATA:	September 30,		September 30,
(Dollars in thousands, except per share data)	2020	2019	2020	2019
I. OPERATING DATA:
Interest income	$7,949	7,998	23,676	24,029
Interest expense	656	906	2,293	2,425
Net interest income	7,293	7,092	21,383	21,604

II. AVERAGE BALANCES:
Assets (1)	888,000	743,954	835,389	728,814
Loans receivable, net	669,258	588,306	641,591	591,015
Securities available for sale (1)	103,132	80,286	100,889	79,163
Interest-earning assets (1)	852,879	709,504	800,452	697,481
Interest-bearing liabilities and non-interest-bearing deposits	777,866	644,174	730,336	632,522
Equity (1)	98,663	90,512	96,100	87,939

III. PERFORMANCE RATIOS: (1)
Return on average assets (annualized)	1.39%	1.11%	1.15%	1.20%
Interest rate spread information:
Average during period	3.37	3.91	3.53	4.09
End of period	3.35	3.88	3.35	3.88
Net interest margin	3.40	3.97	3.57	4.14
Ratio of operating expense to average total assets (annualized)	2.95	3.60	3.24	3.63
Return on average equity (annualized)	12.50	9.10	9.98	9.97
Efficiency	56.43	72.41	63.59	71.75

	September 30,	December 31,	September 30,
	2020	2019	2019
IV. EMPLOYEE DATA:
Number of full time equivalent employees	171	181	179

V. ASSET QUALITY:
Total non-performing assets	$2,955	2,661	2,059
Non-performing assets to total assets	0.33%	0.34%	0.27%
Non-performing loans to total loans receivable, net	0.38	0.35	0.25
Allowance for loan losses	$9,532	8,564	8,195
Allowance for loan losses to total assets	1.06%	1.10%	1.07%
Allowance for loan losses to total loans receivable, net (2)	1.42	1.44	1.41
Allowance for loan losses to non-performing loans	375.19	411.45	554.16

VI. BOOK VALUE PER SHARE:
Book value per common share	$20.91	19.13	18.83

	Nine Months Ended September 30, 2020	Year Ended December 31, 2019	Nine Months Ended September 30, 2019
VII. CAPITAL RATIOS:
Stockholders’ equity to total assets, at end of period	11.26%	11.91%	11.95%
Average stockholders’ equity to average assets (1)	11.50	12.06	12.07
Ratio of average interest-earning assets to average interest-bearing liabilities (1)	109.60	110.18	110.27
Home Federal Savings Bank regulatory capital ratios:
Common equity tier 1 capital ratio	13.16	13.21	13.31
Tier 1 capital leverage ratio	9.73	10.89	11.00
Tier 1 capital ratio	13.16	13.21	13.31
Risk-based capital	14.41	14.46	14.56

(1)	Average balances were calculated based upon amortized cost without the market value impact of ASC 320.
(2)	Allowance for loan losses to total loans receivable, net without the $53.1 million of outstanding PPP loans would be 1.54% as of September 30, 2020.